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                                                                 EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made this 18th of October, 1999, is between AMERICAN PSYCH SYSTEMS, INC. ("APS") and CLIFFORD G. LARSEN ("Employee").

                                    RECITALS:

      A. APS is a for-profit managed care corporation providing workers' compensation, medical management services and mental health services including employee assistance services through its employees and agents.

      B. APS desires to employ Employee upon the following terms and conditions and Employee desires to accept such employment.

      NOW, THEREFORE, it is agreed as follows:

      1) EMPLOYMENT: APS employs Employee and Employee accepts employment with APS for a term effective from the date of signing, and ending October 17th, 2000 (3 years after start date), subject to the termination provisions of paragraph 7 herein.

      2) MANAGEMENT DUTIES: Employee is hereby designated as CEO of APS' Employer Division and has the essential duties that are designated as agreed upon by Employee and APS management. APS may from time to time change Employee's duties and responsibilities to other similar, reasonably related duties and responsibilities as in its reasonable discretion are necessary based upon the needs of APS.

      3) COMPENSATION: As his/her entire compensation for all services rendered to APS during the term of this Agreement in whatever capacity rendered, Employee shall have and receive:

            a) A Base Salary of $5,384.62 biweekly (annualized, $140,000). Biweekly amount based on a twenty-six (26) payroll cycle. Employee shall be eligible for yearly increases as approved by APS.

            b) An Annual Bonus prorated for each year or part year hereunder equal to twenty-five percent (25%) of Employee's then current annual Base Salary, payable by the 30th day of the first calendar month following the end of each calendar year, for satisfying reasonably and mutually agreeable performance goals, provided however that the final bonus would be payable by the 30th day of the first calendar month following the end of the employment agreement. Entitlement to the Annual Bonus shall vest as of the end of each calendar year. For the last year, it shall vest at the end of the employment term. However, if APS terminates employment pursuant to the termination provisions of paragraph 7, subsection (ii) or (v) herein, Employee shall be fully vested for a full twenty-five percent (25%) Annual Bonus.

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            c)    A Stock Grant hereby granted for the total amount of One
                  Hundred Nineteen and Seventy Four Thousand (119,074) shares of APS Class A Common Stock with a valuation rate of $2.85 per share. The Stock Grant is based upon the following vesting schedule:

                        25%   (29,768 shares) vested immediately
                        50%   (59,536 cumulative shares) vested after one (1)
                              year of service
                        75%   (89,304 cumulative shares) vested after two (2)
                              years of service
                        100%  (119,074 cumulative shares) vested after three
                              (3) years of service.

                  If APS terminates employment subject to the provisions of paragraph 7, sections (ii) or (v) herein, Employee shall be fully vested for the Stock Grant.

            d) An Incentive Stock Option ("ISO") Stock Option Grant for One Hundred Twenty-Five Thousand (125,000) shares of APS Class A Common Stock with a valuation rate of $2.85 per share, based on a five year vesting schedule at twenty percent (20%) per year. All stock options shall be in accordance with the rules and regulations of the APS 1993 Stock Option Plan, as amended.

      4) EMPLOYEE BENEFITS AND PERQUISITES: Employee shall be entitled to the highest level and most advantageous employee benefits and perquisites otherwise available to APS employees and such other benefits and perquisites as are approved by the APS Board of Directors.

      5) FACILITIES: APS shall provide and maintain or cause to be provided and maintained such facilities, equipment supplies and assistance as deemed necessary by APS management for Employee's performance of his/her duties under this Agreement

      6) LOYALTY: Employee shall devote his/her full time and best efforts to the performance of his/her employment under this Agreement. Employee will not engage in any other business activity during the term of this agreement without the prior consent of APS management. Employee shall perform his/her duties under this agreement in accordance with such standards of professional ethics and practice and APS policies as may from time to time be applicable during the term of his/her employment. Employee shall notify APS in writing of any facts of which Employee becomes aware that could impair the professional ethics, practice and/or policies of APS and/or Employee.

      7) TERMINATION: The Employment will continue until the first to occur of: (i) the end of the term as provided in Section (1) provided, however, that APS must give Employee advance written notice at least six (6) months prior to the end of the term of its intention to a)


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continue Employee's employment on an at will basis after the end of the term, b)
negotiate a new employment agreement for the continuation of Employee's employment, or c) terminate the employment relationship at the end of the term;
(ii) Employee's disability as defined below or death; (iii) Employee's resignation; (iv) termination by the Board for "cause" as defined below; or (v) the Board's determination that in its good faith judgment the termination of Employee's employment is in the best interest of APS, the employee would be requested to relocate more than 50 miles from Missoula, Montana or the Board's decision to substantially alter Employee's duties and responsibilities to such an extent as to render Employee constructively discharged. "DISABILITY" means Employee's inability, due to physical or mental illness, to perform substantially all of his/her duties for a continuous period of six (6) months, in which event either Employee or APS may give notice to terminate Employee's employment under this Agreement effective as of a date thirty (30) days after the date such notice is given. Employee's salary while disabled and prior to such termination shall be reduced by the amount of any disability or similar benefits to which he/she is entitled, notwithstanding anything contained elsewhere in this Agreement to the contrary. "CAUSE" means (i) dishonesty of Employee with respect to APS or any of its affiliates; (ii) willful malfeasance or nonfeasance or gross negligence of duty intended to injure or having the effect of injuring the reputation, business or business relationships of APS or any of its affiliates or any of their respective officers, directors or employees; (iii) conviction of Employee upon a charge of any crime involving moral turpitude or which could reflect unfavorable upon APS or any of its affiliates; (iv) extended absence from work by Employee (other than by reason of disability due to physical or mental illness) without prior approval from APS management; (v) neglect or refusal by Employee to perform his/her duties and responsibilities without the same being corrected upon ten (10) days prior written notice; or (vi) breach by Employee of any of the covenants contained in this Agreement. The date on which Employee ceases to be employed by APS for any reason shall deemed to be the "Termination Date" for all purposes herein.

      8) SEVERANCE: If Employee is terminated by APS pursuant to the first subsection (v) of paragraph 7 above then Employee shall be entitled to receive the following "Severance Benefits" being a payment equal to the prorated salary that otherwise would have been paid to Employee under this Agreement from the date of termination through October 17th (DATE 3 YEARS AFTER SIGNED AGREEMENT). Payments for all severance benefits will be made in accordance to APS' regular payroll system and schedule on a bi-weekly basis until the total payment amount is exhausted.

      For a maximum period of eighteen (18) months after such termination, APS will pay the cost of Employee's health insurance at the same rate as in effect on the date of termination. The obligation to make such benefit will cease upon the earlier of eighteen (18) months, or Employee receiving such benefit from an alternate source. Employee shall report to APS if he/she is receiving such benefit during the eighteen (18) month period following termination within 14 days of receiving such benefit.

      9) CONFIDENTIALITY: Employee further acknowledges and warrants that Employee will not remove from the offices of APS and does not have in Employee possession any confidential, proprietary or privileged information upon termination. Employee also agrees that he/she will not under any circumstances and in any manner disclose, disseminate or use any


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confidential, proprietary or privilege information of APS at any time. For purposes of this agreement, confidential, proprietary or privileged information shall include patient lists, referral physician lists, contracts and terms of contracts, documents concerning prospective business opportunities, financial information concerning APS and any of its affiliates, owners, executives, patients, or employees, any other files and matters in any way related to the operations of APS including forms, processes, or computer records/disks. Employee understands and agrees that the foregoing provisions concerning confidential, proprietary or privilege information are a material element of this Agreement and any breach of these provisions shall cause material harm to APS. Employee further agrees that he/she, or anyone acting on his/her behalf, will not in any way make, verbally, in writing, or any other form, any derogatory statements about APS, its affiliates, owners, executives, patients, or employees for a period of three (3) years after termination of employment. Employee agrees that in the event of a breach by him/her or any of the terms of this Agreement, as one of its non-exclusive remedies, APS may terminate any continuing relationship with Employee and shall be relieved of all obligations to make further wage payments and continue to provide benefits to Employee.

      10) NON-COMPETITION AND CONFIDENTIALITY AGREEMENT: Employee will be required to sign the attached Non-Competition and Confidentiality Agreement, pages 1 through 3 to validate this Employment Agreement.

      11) EXPENSE ACCOUNT: Employee shall be reimbursed for reasonable and necessary expenses in accordance with APS' policies and in a manner as agreed upon by the Board of Directors of APS. The current automobile used by this Employee will be provided for use for the term of this contract by APS, including insurance, gas, taxes and repairs. Employee will be responsible to determine the mileage that is attributable to personal use of the vehicle by the employee in the same manner that has been historically utilized with VRI in previous years. Said mileage will be reimbursed by Employee to APS in accordance with standard Federal mileage allowance within 30 days of the end of each calendar year or termination of this contract which ever is earlier. Employee agrees to provide all documents required by APS in advance of reimbursement of expenses.

      12) NO ASSIGNMENTS: This Agreement is personal to each party and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

      13) AMENDMENTS: No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

      14) SEVERABILITY: If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction or becomes invalid or unenforceable by passage or operation of any law such actions shall not invalidate or render unenforceable the remaining provision of this Agreement.

      15) APPLICABLE LAW: This Agreement shall be governed in all respects whether relative to validity, construction, capacity and performance or otherwise by the laws of the state of operations of APS and Employee.


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      16)   PARAGRAPH HEADINGS: Paragraph headings used in this Agreement are included solely for convenience and shall not effect or be used in connection with the interpretation of this Agreement.

      17) EXCLUSIVITY: This Employment Agreement, as supplemented by actions of the APS Board of Directors as contemplated herein, expresses exclusively all terms of the employment of Employee by APS.

      18) ARBITRATION OF DISPUTES: If any dispute arises with respect to any of the terms or provision of this Agreement, the parties agree that such dispute will be settled in accordance with the arbitration procedures established by the laws of the state of operations of APS and Employee.

      19) NON-RAID: Employee acknowledges that he/she has had and will have extensive contacts with employees and customers of APS. Accordingly, Employee covenants and agrees that during the term of his/her employment and during the two (2) year period immediately thereafter he/she will not (i) solicit any of the employees of APS who were employed by APS during the time when Employee was employed by APS to leave APS, or (ii) interfere with relationship of APS with any such employees.

      21) VOLUNTARY EXECUTION: Employee and APS hereby acknowledge that this Agreement is entered into voluntarily and that Employee understands the consequences of signing this Agreement.

EMPLOYEE                                  EMPLOYER

                                          AMERICAN PSYCH SYSTEMS, INC.
/s/ Clifford G. Larsen
---------------------------------
Clifford G. Larsen

Date: 10/18/99                            By: /s/ Kenneth Kessler
    -----------------------------            --------------------------------
                                             Ken Kessler, MD President

Witness:-------------------------

                                          Date: 10/18/99
                                               ------------------------------
                                          Witness:---------------------------


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